Eleventh Amendment to Automatic YRT Reinsurance Agreement

("Eleventh Amendment")

Reference is made to the Automatic YRT Reinsurance Agreement, dated effective [*], and identified as Treaty Number [*] (herein the "Agreement"), by and between RiverSource Life Insurance Co. of New York ("Ceding Company") and [*] ("Reinsurer"), as amended by the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth Amendment, the Sixth Amendment, the Seventh Amendment, the Eighth Amendment, the Ninth Amendment, the Tenth Amendment, and the General Amendment effective [*] to the Agreement ("Prior Amendments"). The undersigned parties hereby agree that the Agreement, as amended by the Prior Amendments, shall be and is hereby amended as follows:

1.Exhibit B, Plans Covered and Binding Limits of the Agreement, and Exhibit D, Reinsurance Premiums, as amended by the Prior Amendments, are deleted and replaced by the attached revised Exhibit B marked "Revised [*]" and the attached revised Exhibit D marked "Revised [*]", [*]. Reinsurance premiums for policies on the [*] Plans will be based on Schedule D-3 minus the allowances in Exhibit D.1.E. For the avoidance of doubt, the parties agree and acknowledge that:

(i) There are no changes to Schedules D-1, D-2, and D-3; (ii) Coverage for all previously reinsured plans under the Agreement for existing and new business remains in force in accordance with the terms of the Agreement as amended by the Prior Amendments; and (iii) Reinsurance premiums, reinsurance allowances and Reinsurer's Percentage Share shall likewise remain unchanged for all previously reinsured plans.

2.[*]

3.[*]

4.[*]

5.[*]

Capitalized terms not otherwise defined herein have the meaning ascribed to them in the Agreement as amended by the Prior Amendments. Except as expressly amended above, all other terms of the Agreement, as amended by the Prior Amendments, together with all exhibits and attachments thereto, remain in full force and effect. This Eleventh Amendment is effective [*] upon execution by both of the undersigned parties. This Eleventh Amendment is made in duplicate and executed below by authorized officers of both parties.

RiverSource Life Insurance Co. of New York [*]

[*]

B-1

Exhibit B (Revised [*])

PLANS COVERED AND BINDING LIMITS

[*]

B-2

Exhibit D (Revised [*])

REINSURANCE PREMIUMS

D.1 Premiums and Allowances

Plans covered under this Agreement will be reinsured on a YRT basis.

[*]

D.2 Age Basis

ALB or ANB, depending on the policy, as described in Section B.1.

D.3 Policy Fees

The Reinsurer will not participate in any policy fees.

D.4 Substandard Premiums

[*]

D.5 Riders and Benefits

AIBR (Automatic Increase Benefit Rider) – Elected increases will be proportionately reinsured using the premiums for the base coverage, at point-in-scale.

[*]

Accelerated Death Benefit for Terminal Illness – If Ceding Company pays an accelerated death benefit for terminal illness under the terms of the policy contract, the reinsurance coverage will continue unaffected until the death of the insured.

AdvanceSource Rider (Accelerated Benefit Rider for Chronic Illness (LTC Rider) – Any such rider is not reinsured under this Agreement, but payments made under such a rider are taken into account when determining Reinsured Net Amount at Risk as defined in Article 5 – Reinsured Risk Amounts.

Overloan Protection Benefit – If certain conditions are met and this rider is exercised, the policy becomes paid up insurance. Reinsurance premiums would continue to be paid for any remaining Reinsured Net Amount at Risk until policy termination.

D-1

[*]

The following benefits are not reinsured under this Agreement:

Waiver of Premium Rider

Waiver of Monthly Deduction Rider (WMD)

Children's Insurance Rider (CIR)

Accidental Death Benefit Rider (ADB)

Charitable Giving Benefit Rider

D.6 Method for Calculating Frasierized Joint Last Survivor Premiums

[*]

D-2